                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 3)(1)


                                 InControl, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    45336L109
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 2 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 3 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3058675
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 4 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD MEDICAL PARTNERS, A CALIFORNIA PARTNERSHIP
             94-3141068
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 5 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 6 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             KEVIN A. FONG
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 7 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 8 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                          ------------------
CUSIP No. 45336L109                                          Page 9 of 15 pages.
-------------------                                          ------------------

--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13G
-------------------                                         -------------------
CUSIP No. 45336L109                                         Page 10 of 15 pages.
-------------------                                         -------------------


--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              5.         Sole Voting Power

                                         -0-
                             ---------------------------------------------------
Number of                     6.         Shared Voting Power
Shares
Beneficially                             -0-
Owned By                     ---------------------------------------------------
Each                          7.         Sole Dispositive Power
Reporting
Person                                   -0-
With                         ---------------------------------------------------
                             8.          Shared Dispositive Power

                                         -0-
--------------------------------------------------------------------------------
9.             Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
10.            Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares                                                     [ ]

--------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (9)

               0%
--------------------------------------------------------------------------------
12.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

ITEM 1.

               (a)           NAME OF ISSUER:

                             InControl, Inc.

               (b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                             6675 185th Avenue N.E.,  #100
                             Redmond, WA 98052

ITEM 2.

               (a)           NAME OF PERSONS FILING:

                             Mayfield VI Investment Partners, a California Limited Partnership
                             Mayfield VI Management Partners, a California Limited Partnership
                             Mayfield Medical Partners, a California Partnership Kevin A. Fong
                             Wendell G. Van Auken, III
                             A. Grant Heidrich, III
                             F. Gibson Myers, Jr.
                             William D. Unger
                             Michael J. Levinthal

               (b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                             c/o Mayfield Fund
                             2800 Sand Hill Road
                             Menlo Park, CA 94025

               (c)           CITIZENSHIP:

                             The entities listed in Item 2(a) are California Limited Partnerships, except for Mayfield Medical Partners, which is a California Partnership. The individuals listed in Item 2(a) are U.S. citizens.

               (d)           TITLE OF CLASS OF SECURITIES:

                             Common Stock, par value $.01 per share

               (e)           CUSIP NUMBER:

                             45336L109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4.        OWNERSHIP

               The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.



                              Page 12 of 15 pages.

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                  MAYFIELD VI INVESTMENT PARTNERS
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  MAYFIELD VI MANAGEMENT PARTNERS
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  MAYFIELD MEDICAL PARTNERS
                                  A California Partnership

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  F. GIBSON MYERS, JR.

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  KEVIN A. FONG

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  WILLIAM D. UNGER

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact


                                  WENDELL G. VAN AUKEN

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact



                              Page 13 of 15 pages.

                                  MICHAEL J. LEVINTHAL

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact


                                  A. GRANT HEIDRICH, III

                                  By:  /s/ George A. Pavlov
                                      --------------------------------------
                                      George A. Pavlov, Attorney In Fact



                              Page 14 of 15 pages.

                                    EXHIBIT 1


Exhibit 1 - "Statement Appointing Designated Filer and Authorized Signatory" is
            hereby incorporated by reference to Exhibit B to the Statement on
            Schedule 13G dated February 10, 1997.




                              Page 15 of 15 pages.